PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated August 15, 2007)	REGISTRATION NO. 333-44286

1,000,000,000 Depositary Receipts
Europe 2001 HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by the Europe 2001 HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Europe 2001 HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company(1)	Ticker	Share Amounts	Primary U.S. Trading Market
AEGON, N.V.	AEG	5.2	NYSE
Alcatel-Lucent*	ALU	3	NYSE
Amdocs Limited	DOX	3	NYSE
ARM Holdings plc*(2)	ARMH	8	NASDAQ
ASM International N.V.	ASMI	13	NASDAQ
ASML Holding N.V.	ASML	6.2222	NASDAQ
AstraZeneca PLC.*	AZN	4	NYSE
AXA*	AXA	6	NYSE
Bookham Inc.	BKHM	1.2	NASDAQ
BP p.l.c.*	BP	4	NYSE
Daimler AG	DAI	4	NYSE
Deutsche Telekom AG*	DT	5	NYSE
Diageo p.l.c.*	DEO	5	NYSE
Elan Corporation, p.l.c.*	ELN	4	NYSE
Ericsson LM Telephone Company*	ERIC	1.6	NASDAQ
GlaxoSmithKline p.l.c.*	GSK	6	NYSE
Infineon Technologies AG*	IFX	5	NYSE
ING Groep N.V.*	ING	4	NYSE
IONA Technologies p.l.c.*	IONA	3	NASDAQ
Koninklijke Philips Electronics N.V.	PHG	5	NYSE
Millicom International Cellular S.A.*	MICC	8	NASDAQ
Nokia Corp.*	NOK	5	NYSE
Novartis AG*	NVS	5	NYSE
Qiagen N.V.	QGEN	6	NASDAQ
Repsol YPF, S.A.*	REP	11	NYSE
Ryanair Holdings p.l.c.*	RYAAY	16	NASDAQ
Sanofi-Aventis SA*	SNY	4.6956	NYSE
SAP AG*	SAP	4	NYSE
Shire p.l.c.*	SHPGY	4	NASDAQ
Skillsoft p.l.c.*	SKIL	6	NASDAQ
STMicroelectronics N.V.	STM	4	NYSE

(continued on following page)

Name of Company	Ticker	Share Amounts	Primary U.S. Trading Market
Telefonica S.A.*	TEF	4.5558	NYSE
Total S.A.*	TOT	6	NYSE
UBS AG (3)	UBS	6.3	NYSE
Unilever N.V.	UN	9	NYSE
Vodafone Group p.l.c.*	VOD	5.25	NYSE
WPP Group p.l.c.	WPPGY	3	NASDAQ

(1)           Pursuant to SAP France’s cash offer for Business Objects S.A. (NASDAQ Ticker “BOBJ”), whereby the ordinary shares underlying the Business Objects ADRs was compulsorily acquired in a “squeeze out,” effective close of business March 4, 2008, Business Objects S.A. is no longer an underlying constituent of Europe 2001+ HOLDRS Trust.  For the 4.5 shares of Business Objects S.A. per 100 shares round lot of Europe 2001+ HOLDRS, The Bank of New York received $279.65313.  The Bank of New York distributed the cash at a rate of $2.796531 per depository share of Europe 2001+ HOLDRS on March 6, 2008.

(2)           Effective April 14, 2008, Arm Holdings PLC (NASDAQ ticker “ARMHY”), an underlying constituent of the Europe 2001+ HOLDRS Trust, changed its ticker symbol to “ARMH.”

(3)           Effective April 25, 2008, due to the 1 for 1 spin-off of entitlement shares of UBS AG (NASDAQ ticker “UBS”) that will convert to a 5% stock dividend of UBS AG, the quantity represented by each 100 share round lot of Europe 2001+ HOLDRS increased to 6.3 “UBS” (from 6 “UBS”).

*  The securities of these non-U.S. companies trade in the United States as American Depository Receipts.  Please see “Risk Factors” and “Federal Income Tax Consequences—Special considerations with respect to underlying securities of foreign issuers” for additional information relating to an investment in a non-U.S. company.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is March 31, 2008.